Exhibit 10.1

May 13, 2020

[Executive Name]

[Executive Address Line 1]

[Executive Address Line 2]

Re:	Waiver of Amounts Due Under Executive Employment Agreement, as amended (the “Employment Agreement”)

Dear [Executive]:

This letter will confirm that you have voluntarily agreed to reduce your existing 2020 base salary by [__]%, effective as of May 24, 2020 and ending on December 28, 2020 (the “Expiration Date”). As we have discussed, by executing in the space provided below, you acknowledge that this voluntary reduction will not constitute “Good Reason” under your employment agreement and that the Company has not breached any of its obligations under the Employment Agreement as a result of this voluntary reduction. Your voluntary salary reduction (and the acknowledgment set forth above) will automatically expire on the Expiration Date. In addition, the Company agrees that your voluntary salary reduction will have no impact on any compensation decisions to be made by the Company, including but not limited to incentive compensation plan awards, equity awards or payments made in the event of any termination of your employment pursuant to the terms of your Employment Agreement.

The Employment Agreement is hereby deemed to be amended and supplemented in accordance with the provisions set forth above. Except as expressly set forth in this letter, all agreements and provisions contained in the Employment Agreement are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.

Very truly yours,

RYMAN HOSPITALITY PROPERTIES, INC.,

By:
Scott Lynn, EVP & General Counsel

ACCEPTED AND AGREED TO:

[Executive]